Exhibit 10.19

                   STATE STREET BOSTON CORPORATION
                 STATE STREET BANK AND TRUST COMPANY
               SENIOR EXECUTIVES ANNUAL INCENTIVE PLAN

PURPOSE:
     The purpose of the Plan is to provide additional incentive and reward to Senior Executives of State Street Boston Corporation (the ``Company'') to achieve targeted levels of earnings per share and return on equity.

ELIGIBILITY:
     The Chief Executive Officer and members of the Executive Operating Group are designated as Participants in the Plan.

PERFORMANCE GOALS:
     Performance goals shall be established in writing by the Executive Compensation Committee (the ''Committee'') not later than 90 days after the beginning of each year. Goals will be based on some measure of earnings per share and/or return on equity, as determined by the Committee. Corporate achievement of performance goals determines whether, and the extent to which, a Participant earns his or her bonus award. Each goal shall be specified as a range.

TERMS:
     A. If both the earning per share goal and the return on equity goal are maximally achieved, the award to the Chief Executive Officer will be 75% of base salary received during the performance period; the award to the Vice Chairman will be 60% of base salary received during the performance period; and the Award to other Participants will be 50% of base salary received during the performance period. Awards will be reduced pro-rata if performance is between the threshold and maximum performance goals, with performance in respect of the earning-per-share target and performance in respect of the return-on-equity target each weighted 50% (or other such weighting as may be determined by the Committee at the time it establishes the performance goals for the year) in determining the overall bonus to be paid.

     B. The maximum bonus payable to any single Participant shall not exceed $1.5 million.

     C. Payment of bonuses will be made in cash after certification by the Committee that the established performance goals have been met. The Committee may defer the payment of all or a portion of any Participant's bonus, but only if the terms of such deferral are consistent with qualification of the bonus under section 162(m) of the Code. Determination by the Committee shall be final and binding on the Company and Participants.

     D. Extraordinary Items: Extraordinary items are those items treated as extraordinary in accordance with generally accepted accounting principles and, to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, shall be eliminated in determining achievement of performance goals under this Plan.

     E. The Committee in its discretion may reduce (including to zero) any bonus otherwise payable hereunder for any one or more of the Participants.

     F. To receive a bonus, a Participant must be an employee of the Company or one of its subsidiaries, on December 31 of the year for which the bonus is being paid. If, however, an individual is no longer an employee of the Company or one of its subsidiaries at the time awards are approved by the Committee, the Committee may in its discretion cause any award otherwise payable under the terms of the Plan to be forfeited.

AMENDMENT:
     The Committee may at any time amend the Plan or awards made under the Plan, but only to the extent consistent with continued qualification of Plan bonuses as performance-based compensation described under Section 162(m)(4)(C) of the Internal Revenue Code.